Exhibit 5.1

AMTD International Inc.	Email jlee@applebyglobal.com
23/F Nexxus Building	pcheuk@applebyglobal.com
41 Connaught Road Central	rsit@applebyglobal.com
Hong Kong
Direct Dial +852 2905 5737
+852 2905 5756
+852 2905 5739

Tel +852 2523 8123
Fax +852 2524 5548

Your Ref

Hong Kong Office	Appleby Ref 441745.0007
2206-19 Jardine House
1 Connaught Place	20 June 2019
Central
Hong Kong

Tel +852 2523 8123
Fax +852 2524 5548
applebyglobal.com

Managing Partners
Cameron Adderley
Judy Lee

Partners
Eliot Simpson
Fiona Chan
Nicholas Davies
Paul Cheuk
Chris Cheng

Dear Sirs

AMTD International Inc. (Company)

INTRODUCTION

We act as counsel as to Cayman Islands law to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with the Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the Commission) relating to the offering by the Company of certain American depositary shares (the ADSs) representing the Company’s Class A ordinary shares of a par value of US$0.0001 each (the Shares).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 1 of Schedule 1 (Documents).  We have not examined any other documents, even if they are referred to in the Documents.

Bermuda • British Virgin Islands • Cayman Islands • Guernsey • Hong Kong • Isle of Man • Jersey • Mauritius • Seychelles • Shanghai

For the purposes of giving this opinion we have carried out the Litigation Search described in Part 2 of Schedule 1.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion.  We express no opinion on the laws of any other jurisdiction.

This opinion is given solely for the benefit of the Company in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.                                      The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.  The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.                                      The Shares to be allotted and issued by the Company have been duly authorised, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares in connection with the issuance thereof.

3.                                      The statements under the headings “Taxation”, “Description of Share Capital” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects.

4.                                      The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the issuance and transfer of the Shares.

5.                                      Based solely upon the Litigation Search:

(a)                              no court proceedings are pending against the Company;  and

(b)                              no court proceedings have been started by or against the Company for the liquidation, winding-up or dissolution of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

CONSENT

6.                                      This opinion is addressed to the Company in connection with the Registration Statement and the issuance of the Shares.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America (as amended)or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Appleby

Appleby

Schedule 1

Part 1

Other Documents Examined

1.                                      Scanned copies of (i) the certificate of incorporation of the Company dated 4 February 2019 and (ii) the certificate of Incorporation on change of name of the Company dated 14 February 2019 (together the Certificate of Incorporation).

2.                                      Scanned copies of the amended and restated memorandum of association and articles of association of the Company adopted on 15 March 2019 (together the Constitutional Documents).

3.                                      A scanned copy of the certificate of good standing issued by the Registrar of Companies in respect of the Company dated 18 June 2019 (Certificate of Good Standing).

4.                                      A scanned copy of the certificate of incumbency dated 19 June 2019 issued by the registered office provider of the Company in respect of the Company (Certificate of Incumbency).

5.                                      A scanned copy of the resolutions of the board of directors of the Company dated 20 June 2019 (the Resolutions).

6.                                      A scanned copy of the register of directors provided to us on 20 June 2019.

7.                                      A scanned copy of the register of members provided to us on 20 June 2019.

8.                                      A pdf copy of the Registration Statement.

9.                                      A copy of the results of the Litigation Search.

Part 2

Searches

1.                                      A search of the entries and filings shown and available for inspection in respect of the Company in the Register of Writs and other Originating Process maintained at the Clerk of the Courts Office in George Town, Cayman Islands for the period from incorporation as revealed by a search conducted on 19 June 2019 (Litigation Search).

Schedule 2

Assumptions

We have assumed:

1.                                      (i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete;  and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.                                      that there has been no change to the information contained in the Certificate of Incorporation or the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

3.                                      that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

4.                                      the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

5.                                      that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

6.                                      that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Law in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

7.                                      that (i) the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company and (ii) the Register of Members accurately reflects the names of all members of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion; and

8.                                      that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

Schedule 3

Reservations

Our opinion is subject to the following:

1.                                      Currency of Court Judgments:  The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars.  Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.                                      Conversion of Debts:  In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.                                      Litigation Search:  Any Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which any party is a defendant or respondent as notice of these matters might not be entered on the court registers immediately.  Any Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into any party under the laws of any jurisdiction nor any proceedings against any of the parties in a name other than the relevant party’s current name.

4.                                      Summary Court Register:  We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

5.                                      Preferences:  Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company.   Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company.  A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

6.                                      Undervalues:  Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Law at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced.

7.                                      Defrauding Creditors:  If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

8.                                      Good Standing:  Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies.  The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Law.

9.                                      Corporate Documents:  The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available.  We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.